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EXHIBIT 99.3



FOR IMMEDIATE RELEASE                   FOR ADDITIONAL INFORMATION
FEBRUARY 2, 1999                        CONTACT: LARRY R. LINHART
                                                 CHAIRMAN, PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER
                                                 614/895-1313, EXT. 3021


      AMERILINK CORPORATION COMPLETES MERGER WITH MIDWEST COMPUTER CABLE, INC.

COLUMBUS, Ohio, February 2, 1999 -- AmeriLink Corporation (NASDAQ National
Market: "ALNK"), a leading provider of cabling services to the telecommunications industry, today announced that it completed the merger of Midwest Computer Cable, Inc. into a wholly-owned subsidiary. Midwest Computer Cable, a privately owned cabling installation firm headquartered in Des Moines, Iowa, provides installation and maintenance services for premise cabling systems through six offices located in Iowa, Kansas, Ohio, and Texas. During 1998, Midwest Computer recorded annual revenues in excess of $9 million.

AmeriLink Corporation designs, constructs, installs and maintains cabling systems on a national basis for the transmission of video, voice and data. The Company offers these services on a national basis to providers of telecommunications services, including: major cable television multiple system operators; traditional telephone service providers, including local exchange carriers and long distance carriers; competitive local exchange carriers; Direct Broadcast Satellite providers; system integrators and users of local area network and wide-area network systems; and other businesses providing specific or bundled telecommunications services. For additional information on AmeriLink Corporation, you may access their website at www.nacom-amerilink.com.

                     AmeriLink Corporation (NASDAQ/NNM: "ALNK")
                              www.nacom-amerilink.com
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